Exhibit 10.19

October 25, 2014

Mr. Dean L. Ledger

NanoFlex Power Corporation

17207 N. Perimeter Drive

Suite 210

Scottsdale, Az. 85255

Re: Independent Contractor Services Agreement. starting 10.15.14

Dear Dean:

Thanks for the opportunity to support the NanoFlex team. In accordance with our discussions on the strategic requirements for NanoFlex, please see attached draft consulting engagement with NanoFlex Power Corporation.

Please review and once agreed this letter will become the Consulting Services Agreement between Power Strategies LLC (PSL) and NanoFlex Power Corporation (NanoFlex) under which PSL will provide certain Services to NanoFlex (this "Agreement").

Term of Agreement. The Term of this Agreement will be up to ten (10) full workdays per month for three (3) months, which may be extended by mutual agreement. Nonetheless, either NanoFlex or PSL may terminate this Agreement and the Services at any time, with or without cause, upon ten (10) days prior written notice to the other. Upon such notice PSL will issue a final invoice covering expended time and expenses up to time of termination.

Services. The Services PSL shall provide will consist of strategic analysis of NanoFlex Technologies and providing advice on Product Development Strategy, Product/Market Positioning and Communication Strategy, Operations Strategy, and Business Model Development for the purposes of investor and strategic partner fund raising, Joint Development Agreements as well as other purposes.

Independent Contractor. NanoFlex will retain PSL services in the capacity of an independent contractor. It is agreed that PSL will not be an employee nor authorized agent of NanoFlex. Accordingly, PSL shall determine the time, location, manner and means by which we perform and complete the Services. PSL shall not have any authority to enter into contracts or binding commitments or obligations in the name of or on behalf of NanoFlex without the express prior written authorization' NanoFlex as to the specific contract or commitment.

Indemnification. NanoFlex agrees to indemnify and hold harmless PSL, its affiliates, and their respective officers, directors, employees, advisors, agents and affiliates (each, an "Indemnified Person") against any and all losses, claims, damages, or liabilities of every kind whatsoever to which any Indemnified Person may become subject in connection in any way with the transaction which is the subject of this letter, including without limitation expenses incurred in connection with investigating or defending against any liability or action whether or not a party thereto, except to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person's willful misconduct or any breach of such Indemnified Person's contractual obligations to NanoFlex. NanoFlex also agrees to assert no claim against PSL or any other Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages.

Fees for Services. NanoFlex will pay PSL a Fee of $1,500 per day for the Services billed at 1/4 day minimum, to be paid within 15 days after PSL submits to NANOFLEX a monthly invoice, after the end of each month, describing the Services PSL actually provided and the expenses for which PSL seek reimbursement (see below regarding expenses).

For the fees paid, NanoFlex shall issue an IRS Form 1099 with respect each calendar year during which PSL receive fees under this Agreement. Because PSL Is an independent contractor, PSL agrees that NanoFlex will take no withholdings from the Fees and shall make no employer contributions to government sponsored programs on PSL's behalf (such as but not limited to Social Security, Unemployment Insurance, and State Disability Insurance), and PSL are solely responsible for all taxes, statutory withholdings and contributions including, without limitation, federal and Connecticut income taxes, and Social Security contributions. PSL agrees to defend, indemnify and hold NanoFlex harmless from any and all claims made by any government entity on account of an alleged failure to satisfy any such tax or withholding or contribution obligations.

Reimbursement of Expenses. PSL will be reimbursed necessary and reasonable travel and other out-of-pocket expenses incurred by in connection with providing the Services, provided that PSL provide receipts and obtain prior approval of a NanoFlex. NanoFlex will also reimburse PSL up to $200 per month for telecom/internet connection expenses. PSL monthly invoices to NANOFLEX shall include an itemization of the expenses incurred during that month, as well as supporting receipts thereof for which PSL seeks reimbursement.

Compliance with Certain NANOFLEX Policies. Although PSL will not be an employee, PSL expects to comply with certain policies of NANOFLEX during the Term in connection with providing the Services. These policies help ensure that NanoFlex operates in compliance with applicable laws and its contractual obligations to third parties. These policies may include policy prohibiting discrimination and unlawful harassment, securities trading, disclosure of confidential information, conflicts of interest and violation of applicable laws. A copy of our other policies will be provided to PSL.

Non-Disclosure Agreement. PSL will review NANOFLEX nondisclosure agreements as needed to aide in the review of NANOFLEX investment opportunities or provide advice to portfolio companies.

Warranty. PSL does not provide any warranties express or implied with respect to advice or analysis provided.

Applicable Law. This Agreement and all amendments shall be governed by and construed in accordance with the laws of the New York State.

Sincerely,

/s/ J. Norman Allen

J. Norman Allen

President

Power Strategies LLC
2384 Redding Road
Fairfield, Ct 06824
Office: 203-254-9927
Mobile: 203-209-0545

ACCEPTED & AGREED:

/s/ Dean L. Ledger

Dean L. Ledger

CEO

NanoFlex Power Corporation